Exhibit 10.9

STRICTLY PRIVATE AND CONFIDENTIAL

Date:

To:

Dear Sirs,

Appointment of Grand Moore Capital Limited as the sponsor for the proposed listing of                    and/or its proposed holding company (the “Company”) on                       of The Stock Exchange of Hong Kong Limited

Following our recent discussions, it is understood that                      is contemplating on a corporate reorganization, which includes the formation of an overseas holding company that will acquire the ownership of its existing assets and business operations (the “Company” or the “Group”). Grand Moore Capital Limited (“Grand Moore”) is pleased to be appointed, pursuant to the terms of this engagement letter, to act as the sponsor for the Company and/or the Group in relation to the application for listing on the                  of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) (“Proposed Listing”).

The Proposed Listing is intended to be effected through a share offering (“Share Offering”) of the Company’s shares, which may include a placement (“Placement”) and/or a public offering (“Public Offering”) of the Company’s shares (the “Relevant Shares”). This shall be subject to the compliance of the applicable laws and regulations of the jurisdiction in which the Public Offering or Placement of the Relevant Shares is conducted, and contingent upon obtaining approval from the Stock Exchange and the Securities and Futures Commission (the “SFC”).

1.	Services provided by Grand Moore

The responsibilities and services that Grand Moore shall undertake as part of the appointment are outlined as follows:

(a)	Fulfilling the role of a sponsor with respect to the Proposed Listing;
(b)	Advising on the terms, structure, and schedule pertaining to the Proposed Listing;
(c)	Advising on the appropriate corporate structure of the Group with respect to the Proposed Listing;
(d)	Coordinating all professional parties involved in the Proposed Listing, including but not limited to legal advisors, reporting accountants, valuation experts, public relations agencies, financial printers, translators, etc.;
(e)	Conducting due diligence on the Group’s existing business operations, including but not limited to on-site inspections and interviews with the Group’s suppliers and customers;
(f)	Assisting the legal advisors in drafting and reviewing the prospectus for the Proposed Listing (the “Propectus”);
(g)	Reviewing other necessary documents in accordance with the Listing Rules of the Stock Exchange (“Listing Rules”);
(h)	Providing advice to the Company on all matters during the Proposed Listing process, including but not limited to the review of auditors’ reports, the adequacy of working capital, profit and cashflow forecasts, dividend policy, and the offering structure for the Relevant Shares;
(i)	Representing the Company in communications and coordination with the Stock Exchange and the SFC;

(j)	Assisting the Company in obtaining necessary approvals or exemptions from the Stock Exchange and the SFC;
(k)	Advising on matters incidental to the aforementioned services.

2.	Fees and expenses

2.1.	For the services outlined in Clause 1 above, Grand Moore will charge a total sponsorship fee of HK$ . The company is required to make non-refundable payments in the following instalments:

(a)	HK$ , within 7 days of signing this engagement letter;

(b)	HK$ , within 7 days of the submission of the listing application form to the Stock Exchange;

(c)	HK$ , within 7 days following the completion of the Stock Exchange listing hearing;

(d)	the remaining balance of HK$ , within 7 days after the listing of the Company’s Relevant Shares on the Stock Exchange.

2.2.	The fees payable in Clause 2.1 do not include the costs of other professionals and/or consultants (if any) that may be incurred in connection with the Proposed Listing. The Company agrees to bear such fees and expenses charged by other professionals and/or consultants.

2.3.	Grand Moore will incur certain reasonable expenses when providing the services as outlined in Clause 1, which the Company will be obliged to cover. These expenses include, but are not limited to, travel expenses for employees, photocopying charges, long-distance telecommunications, facsimile transmissions, and other related costs. The Company is required to settle these expenses irrespective of the completion of the Proposed Listing process. Grand Moore will seek approval from the Company before incurring any single expenses of over HK$5,000. Such expenses must be paid by the Company within three days upon receipt of the corresponding prepayment request or invoice, or they can be deducted from the proceeds of the Share Offering.

3.	Appointment of Compliance Advisor

Upon the successful listing of the Company’s shares on the Stock Exchange, the Company will appoint Grand Moore as its compliance advisor. The Company agrees to preferentially consider Grand Moore for the role of compliance advisor, provided the terms are equal to those offered to other potential advisors. A separate agreement will be executed by both parties in relation to this appointment.

4.	Indemnification

4.1.	The Company and Grand Moore (for itself and as trustee and agent for persons as described hereinbelow) agree to fully indemnify and hold harmless Grand Moore and its affiliates (“Affiliates”) (where affiliates referse to any subsidiary of Grand Moore, its holding company,. Or any subsidiary of such holding company), and their respective officers, senior personnel, agents, and employees (any of which, whether company or individual, is referred to as an “Indemnified Party”) from any and all losses, claims, liabilities, expenses, damages, actions, legal proceedings, demands, legal responsibilities, and costs (collectively referred to as “Claims”) that may be suffered or incurred by any Indemnified Party in any jurisdiction directly or indirectly related to, or arising out of, the employment of Grand Moore pursuant to this engagement letter and/or the services provided by Grand Moore, except to the extent that such Claims arise from the gross negligence or willful misconduct of Grand Moore or any Indemnified Party. Grand Moore acknowledges that it shall provide due consideration to any reasonable request made by the Company in the defense of any Claims. Grand Moore agrees to provide prior written notice to the Company before settling any Claims or legal actions.

4.2.	The indemnification provided above is in addition to any other rights that Grand Moore or any other Indemnified Persons may possess under common law or any other applicable laws. These indemnification obligations shall remain fully effective and enforceable throughout the duration of this engagement letter and shall continue thereafter, regardless of whether the engagement of Grand Moore under this engagement letter has been terminated.

5.	Termination

5.1.	The term of this engagement letter shall be effective from the date of the Company’s signing of this engagement letter until . However, Grand Moore reserves the right to terminate this engagement immediately at any time without incurring any legal liability to the Company or the obligation to continue providing the services outlined in this engagement letter, should your company commit a material breach of its terms or fail to take action on matters of significance regarding the issues listed in Clause 1 of this engagement letter, and where the Company does not accept the advice of Grand Moore on such matters.

5.2.	As the sponsor for the Proposed Listing, Grand Moore is required to conduct due diligence on the Company to satisfy the requirements of the Stock Exchange and the SFC. Grand Moore retains the right at any time to terminate this engagement without incurring any legal liability to the Company or the obligation to continue providing the services described in this engagement letter, should the Company fail to provide Grand Moore with sufficient access and assistance to obtain the necessary data about the Company and other group entities for due diligence purposes, and to respond to queries that Grand Moore may have regarding the due diligence process within a reasonable frame of time and circumstances.

5.3.	Upon termination or deemed termination of this appointment pursuant to Clause 5.1 or 5.2, Grand Moore reserves the right to retain any professional fees already received. Additionally, pursuant to the terms of fees and expenses in Clause 2 of this engagement letter, Grand Moore is entitled to charge the Company for all reasonable and appropriate fees and disbursements incurred or accrued before the aforementioned termination date.

5.4.	In the event that Grand Moore commits a significant error during the period of the service, the Company has the right to terminate this appointment.

6.	Obligations of the Company

6.1.	The Company represents and agrees that Grand Moore is to act as the sponsor for the Proposed Listing until (1) the completion of the Proposed Listing, (2) the end of the validity period of this power of attorney, or (3) the termination of this engagement letter pursuant to Clause 5, whichever is earlier. Unless with the prior written consent of the sponsor, the company shall not appoint any other sponsor for the Proposed Listing during the term of this engagement letter.

6.2.	The Company and the sponsor each separately undertake that they will ensure that all relevant parties related to themselves and their subsidiaries, directors, employees, agents, or professional advisors will not disclose any information regarding the Proposed Listing, with the exception of professional advisors who provide opinions on the listing matter, the Company’s auditors and legal advisors, the sponsor, personnel of the SFC or the Stock Exchange, or other individuals who are required to disclose such arrangements under Listing Rules or other applicable laws or regulations. The Company and its directors (“Directors”) will facilitate all relevant individuals engaged by the Company for the Proposed Listing matter (including financial advisors, experts, and other third parties) to fully cooperate with the sponsor to assist the sponsor in fulfilling its responsibilities.

6.3.	The Company hereby undertakes to the sponsor that all materials provided and/or to be provided in compliance with the Listing Rules regarding the Proposed Listing (including but not limited to press releases, prospectuses, and any other public documents) are complete and accurate in all respects, free from any misleading or fraudulent content, and have been carefully considered by the Company and all of the Company’s Directors, based on the Company’s knowledge, and are not omitting any facts related to the Proposed Listing that would render any statements within them misleading.

6.4.	The Company and its Directors must assist the sponsor in performing its duties and must ensure that its principal shareholders and contacts also assist the sponsor. The Company and its Directors promise and confirm that the sponsor must fulfill its responsibilities and duties of a sponsor as outlined in the Listing Rules and the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (“Code of Conduct”), in accordance with the engagement agreement set out in the Listing Rules, and the sponsor’s requests for all data and assistance in performing its duties and responsibilities, including but not limited to:

(i)	fully assisting the sponsor in due diligence;

(ii)	ensuring that all relevant individuals engaged by the Company for the listing application (including financial advisors, experts, and other third parties) fully cooperate with the sponsor to perform its duties;

(iii)	providing various assistance to the sponsor to perform the responsibilities and duties of a sponsor as outlined in the Listing Rules and Code of Conduct, and providing information to regulators, including but not limited to notifying the regulators of the reasons for the sponsor’s suspension once suspended;

(iv)	to enable the sponsor to access all relevant records in connection with the listing application. In particular, the terms of engagement for experts retained to perform services related to the listing application (whether or not retained in respect of an expert section) should contain provisions granting the sponsor appointed by the Company the rights to:

(a)	contact any such experts;

(b)	review expert reports, draft reports (both written and oral), and terms of engagement;

(c)	examine the data provided to or relied upon by the experts;

(d)	review data provided by experts to the Stock Exchange or the SFC; and

(e)	access all correspondence between (I) the company or its agents and the experts, and (II) the experts and the Stock Exchange or SFC,

(v)	keep the sponsor informed of any material changes to any data previously provided by the Company, the Group, and its Directors to the sponsor as mentioned in section (iii) above, and any information previously obtained by the sponsor as mentioned in section (iv) above,

(vi)	provide or obtain for the sponsor all necessary consents to provide the data mentioned in sections (i) to (v) above,

(vii)	before selecting and engaging other professionals, the Company will consult with the sponsor. The sponsor will have an absolute right of veto over such engagements.

(viii)	the sponsor has the right to approve the scope of services specified in the engagement agreement with other professionals before the Company reaches an agreement with them. The Company will also ensure, upon the reasonable request of the sponsor, that the scope of services specified in the engagement agreements with the Company’s other professionals is revised from time to time, or that other professionals/experts are engaged to provide services outside of these scopes. If the sponsor believes that any other professionals engaged for the Proposed Listing do not comply with the listing rules or other regulatory requirements, are unsatisfactory in performance, or hinder the progress of the Proposed Listing or the sponsor’s performance of its duties under this engagement letter or relevant laws, the Company will terminate the engagement agreement with such other professionals at the request of the sponsor.

(ix)	the sponsor also has the right to appoint any professionals to assist the sponsor in performing its duties and to ensure the necessary engagement letters supplement agreements with experts as described in Listing Rules 3A.05(4) are signed to comply with the Listing Rules.

6.5.	The Company shall inform the sponsor of any significant developments or proposals regarding the business or operations of the Group, especially those changes that may directly or indirectly affect the timely completion of the Proposed Listing.

6.6.	Without the prior written consent of the sponsor, any advice or opinions provided by the sponsor in relation to the Proposed Listing shall not be disclosed or referred to the public or any third party, except as required by applicable laws and/or regulations. The Company agrees that any advice or data provided by the sponsor in relation to this engagement letter shall be based on the interests of the Company and for the Company’s reference only and shall not be used for any purposes other than the listing matters without the written consent of the sponsor. The Company agrees to keep the terms of this engagement letter confidential and agrees not to publish or distribute any announcement or communication related to the subject matter of this engagement letter, including any mention of the sponsor, without the prior written approval of the sponsor.

6.7.	During the term of this appointment, any Director or senior management personnel (“Contact Person”) of the Company shall become the primary communication channel between the Company and the sponsor. The Company also acknowledges and confirms that the Contact Person will ensure that all members of the Company’s board of directors (“Board”) and management fully understand any information, statements, and confirmations provided to the sponsor. The information, statements, and confirmations represent formal submissions from the Board. When seeking information, statements, and confirmations, the sponsor need not contact the Board members and company management individually.

7.	Other Provisions

7.1.	If this appointment is terminated for any reason, certain provisions within this engagement letter that are intended to remain in effect will not be affected by the termination and will continue to be in full force and effect indefinitely.

7.2.	The benefits of this engagement letter shall extend to the respective successors and permitted assigns of the parties hereto, and the obligations and liabilities assumed hereunder shall be binding upon their respective successors and assigns.

7.3.	Without the written consent of all parties, no party may assign the benefits, obligations, and responsibilities of this engagement letter to any other party.

7.4.	Any modification to this engagement letter must be in writing and signed by both parties to be effective. This engagement letter constitutes the entire understanding between the parties regarding the matter of the share offering and supersedes all prior discussions, agreements, or understandings, whether oral or written, express or implied, between the parties prior to the date of this engagement letter.

7.5.	This authorization may not be modified or amended except with the written consent of all parties.

7.6.	The terms and conditions of this engagement letter shall be governed by and interpreted in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and the courts of Hong Kong shall have exclusive jurisdiction over any disputes arising hereunder. Nonetheless, Grand Moore reserves the right to pursue legal action in the courts of any other competent jurisdiction to recover any outstanding fees and expenditures owed by the company to Grand Moore.

8.	Acceptance

8.1.	If the above is acceptable to you, please sign and return a copy of this engagement letter to us.

If you require any additional information or clarification, please feel free to contact Mr. at (852)                             or Mr.                             at (852)                             ..

For and on behalf of
Grand Moore Capital Limited

hereby confirms its acceptance of all terms and conditions set forth in this engagement letter, in relation to the appointment of Grand Moore Capital Limited as the sponsor for its Proposed Listing.

For and on behalf of

Name:
Position:
Date: